Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE

SECOND QUARTER OF FISCAL 2009

Investor Relations Contact:

James E. Brenn, Senior VP and Chief Financial Officer

(414) 259-5333

MILWAUKEE, WI January 15, 2009/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced second quarter fiscal 2009 consolidated net sales of $477.5 million and consolidated net income of $3.2 million or $0.06 per diluted share. The second quarter of fiscal 2008 had consolidated net sales of $477.5 million and consolidated net income of $4.1 million or $0.08 per diluted share. Consolidated net sales were essentially the same between years; however, the Engines Segment sales were greater than last year and the Power Products Segment sales were lower. The prior year’s second quarter results included two significant items, a $37.0 million gain ($25.0 million after tax) resulting from the sale of an investment in preferred stock including the final dividend paid on the preferred stock, offset by a $17.7 million warranty expense ($12.7 million after tax) for a snow engine recall. Excluding these items, net income improved $11.4 million from last year resulting from a more favorable mix of product both shipped and manufactured, offset in part by commodity costs that were higher than in the same period a year ago.

For the first six months of fiscal 2009, the company had consolidated net sales of $935.6 million and consolidated net income of $1.2 million or $0.02 per diluted share. For the same period a year ago, consolidated net sales were $844.6 million and there was a consolidated net loss of $16.7 million or $0.34 per diluted share. The increase in the first six months’ consolidated net sales of $91.0 million, or 11%, was attributable to stronger shipments of both engines and portable generators. Excluding the preferred stock event and snow engine recall, net income improved $29.4 million reflecting improved sales results and higher production volumes in both operating segments, offset in part by commodity costs that were higher than in the same period a year ago.

Engines:

Fiscal 2009 second quarter net sales were $339.3 million versus $315.5 million for the same period a year ago, an increase of 8%. The increase resulted primarily from an 11% increase in engine unit shipments between quarters driven by increased engine requirements for portable generator and snow removal equipment.

Net sales for the first half of fiscal 2009 were $597.9 million versus $524.0 million in the prior year, a 14% increase. This improvement reflects a 16% increase in engine unit shipments between years. The first six months sales improvement in engine unit volume resulted from strong demand for engines for portable generators due to weather events, and snow removal product for the current snow season. In addition, engine demand resulted from low channel inventories of lawn and garden equipment that needed to be replenished because of retail demand during the first fiscal quarter.

The second quarter of fiscal 2009 had income from operations of $22.0 million, up $27.9 million from the same period a year ago. The year over year increase in income from operations was positively impacted by the absence of the $17.7 million warranty expense associated with the snow engine recall in fiscal 2008. The remainder of the improved income from operations resulted from an 11% increase in shipments, production volumes that were 3% greater than the prior year and planned reductions of selected operating expenses. The improvements to income from operations were offset by commodity costs that continue to be higher than they were in the previous year.

Income from operations for the first half of fiscal 2009 was $16.5 million, a $33.6 million increase over the loss from operations of $17.1 million for the same period a year ago. For the six-month period, the absence of $19.8 million of warranty expense associated with the snow engine recall in the same period in fiscal 2008 contributed positively to the improvement in income from operations. Additionally, the improved income from operations resulted primarily from the 16% increase in sales volume, with 3% greater production volumes and planned reductions of selected operating expenses. Again, a major offset to the improvement in income from operations was commodity costs that were higher than they were in the previous year. In addition, pricing on engines sold to Europe was less favorable than last year due to currency fluctuations.

Power Products:

Fiscal 2009 second quarter net sales were $192.0 million, a $3.7 million decrease from the same period a year ago. The lower net sales were primarily the result of decreased shipments of pressure washer product. Demand for this product softened between years as consumer sentiment weakened. An offset to the net sales decrease was $12.0 million of sales related to our June 30, 2008 acquisition of Victa Lawncare Pty. Ltd. (“Victa”).

Net sales for the first six months of fiscal 2009 were $447.5 million, a $64.4 million increase over the same period a year ago. The sales improvement was the result of the Victa acquisition ($25.2 million) and increased sales of portable generators due to a number of hurricanes making landfall in the United States in our first quarter of fiscal 2009. The strong portable generator demand was partially offset by the weaker pressure washer product demand in the second quarter.

The loss from operations for the second quarter of fiscal 2009 was $8.6 million, an improvement of $8.3 million over the loss for the same period a year ago. The improvement was primarily the result of a favorable mix of portable generator unit shipments and better plant utilization caused by ongoing portable generator demand. Pricing improvement experienced in the quarter was offset by the increased cost of commodities and components.

The loss from operations for the first six months of fiscal 2009 was $6.0 million, a $21.1 million improvement over the loss from operations for the same period a year ago. The improvement in income from operations between years resulted in part from higher sales and production volumes combined with an improvement year over year in margins resulting from a favorable product mix and lower engineering, selling and administrative expenses.

General:

Interest expense was lower in the second quarter of fiscal 2009 because of lower average borrowings and interest rates. The second quarter and year to date fiscal 2009 effective tax rates are at 30% and 155%, respectively versus the 23% and 33% used in the same respective periods last year. The effective tax rate fluctuation between the second quarters was due to the difference in dividends. The difference between the year to date rates was due to the resolution of federal tax matters.

Other income in the second quarter and first six months of fiscal 2008 reflects the gain on the redemption of an investment in preferred stock and the associated dividends.

Other Matters:

On December 1, 2008, a fire destroyed inventory and equipment in a leased warehouse facility in Dyersburg, TN. The destroyed facility supported our lawn and garden manufacturing operations in Newbern, TN where production was temporarily suspended as replacement parts and components were expedited. Production at the Newbern plant has since resumed to normal levels. We believe the property losses incurred are covered under our property insurance policies subject to customary incurred loss deductibles.

Outlook:

The company continues to estimate net income in a range from $40 to $50 million or $0.81 to $1.01 per diluted share for the full year. This range reflects our belief that channel inventories of lawn and garden products are at normal levels after the 2008 season and our projections related to our product placement for fiscal 2009 are still valid. The forecast continues to reflect the uncertainty of the upcoming spring selling season for outdoor power equipment given the current economic conditions. The company also projects that the third quarter’s results will lag the comparable period from a year ago because major retailers will control their working capital commitment to the category and be more comfortable with chasing demand this year while they assess the strength of consumer demand during the spring.

The company will host a conference call today at 10:00 AM (EST) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 814-1917. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1317462.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer confidence; changes in the market value of the assets in our defined benefit pension plan and any related funding requirements; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended December

(In Thousands, except per share data)

(Unaudited)

	Second Quarter		Six Months
	2008	2007	2008	2007
NET SALES	$477,481	$477,537	$935,632	$844,606
COST OF GOODS SOLD	401,584	433,220	795,016	757,445

Gross Profit on Sales	75,897	44,317	140,616	87,161

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	63,302	66,430	128,153	130,570

Income (Loss) from Operations	12,595	(22,113)	12,463	(43,409)

INTEREST EXPENSE	(8,714)	(10,610)	(16,611)	(19,583)
OTHER INCOME, Net	687	37,995	1,886	38,017

Income (Loss) before Provision for Income Taxes	4,568	5,272	(2,262)	(24,975)

PROVISION (CREDIT) FOR INCOME TAXES	1,376	1,209	(3,498)	(8,226)

Net Income (Loss)	$3,192	$4,063	$1,236	$(16,749)

Average Shares Outstanding	49,571	49,536	49,567	49,543

BASIC EARNINGS (LOSS) PER SHARE	$0.06	$0.08	$0.02	$(0.34)

Diluted Average Shares Outstanding	49,707	49,637	49,664	49,543

DILUTED EARNINGS (LOSS) PER SHARE	$0.06	$0.08	$0.02	$(0.34)

Segment Information

(In Thousands)

(Unaudited)

	Second Quarter		Six Months
	2008	2007	2008	2007
NET SALES:
Engines	$339,287	$315,537	$597,908	$523,953
Power Products	192,012	195,695	447,543	383,086
Inter-Segment Eliminations	(53,818)	(33,695)	(109,819)	(62,433)

Total *	$477,481	$477,537	$935,632	$844,606

* Includes international sales based on product shipment destination of	$165,225	$152,019	$276,394	$255,437

GROSS PROFIT ON SALES:
Engines	$65,697	$42,421	$106,124	$76,675
Power Products	10,953	1,236	32,484	9,661
Inter-Segment Eliminations	(753)	660	2,008	825

Total	$75,897	$44,317	$140,616	$87,161

INCOME (LOSS) FROM OPERATIONS:
Engines	$21,970	$(5,857)	$16,459	$(17,085)
Power Products	(8,622)	(16,916)	(6,004)	(27,149)
Inter-Segment Eliminations	(753)	660	2,008	825

Total	$12,595	$(22,113)	$12,463	$(43,409)

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal December

(In Thousands)

(Unaudited)

	2008	2007
CURRENT ASSETS:
Cash and Cash Equivalents	$19,036	$48,921
Accounts Receivable, Net	329,593	342,410
Inventories	608,220	631,581
Deferred Income Tax Asset	54,608	52,695
Other	45,707	38,726

Total Current Assets	1,057,164	1,114,333

OTHER ASSETS:
Goodwill	248,546	250,107
Investments	16,968	18,170
Prepaid Pension	97,119	105,032
Deferred Loan Costs, Net	2,360	3,748
Other Intangible Assets, Net	98,518	91,621
Other Long-Term Assets, Net	8,646	6,921

Total Other Assets	472,157	475,599

PLANT AND EQUIPMENT:
At Cost	1,017,261	1,008,428
Less - Accumulated Depreciation	637,334	614,959

Plant and Equipment, Net	379,927	393,469

	$1,909,248	$1,983,401

CURRENT LIABILITIES:
Accounts Payable	$194,223	$139,305
Short-Term Borrowings	204,894	281,059
Accrued Liabilities	169,631	168,274

Total Current Liabilities	568,748	588,638

OTHER LIABILITIES:
Deferred Income Tax Liability	50,833	38,942
Accrued Pension Cost	36,936	40,176
Accrued Employee Benefits	18,685	20,293
Accrued Postretirement Health Care Obligation	156,406	185,997
Other Long-Term Liabilities	32,936	36,307
Long-Term Debt	246,848	266,197

Total Other Liabilities	542,644	587,912

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	76,732	76,100
Retained Earnings	1,061,978	1,064,979
Accumulated Other Comprehensive Loss	(131,793)	(122,349)
Treasury Stock, at Cost	(209,061)	(211,879)

Total Shareholders’ Investment	797,856	806,851

	$1,909,248	$1,983,401

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six Months Ended Fiscal December
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$1,236	$(16,749)
Depreciation and Amortization	34,580	34,930
Stock Compensation Expense	2,560	3,261
Loss (Gain) on Disposition of Plant and Equipment	641	(404)
Gain on Sale of Investment	—	(36,960)
(Provision) Credit for Deferred Income Taxes	4	(701)
Increase in Accounts Receivable	(8,344)	(14,933)
Increase in Inventories	(68,125)	(81,498)
Decrease (Increase) in Other Current Assets	(355)	8,797
Increase (Decrease) in Accounts Payable and Accrued Liabilities	4,958	(51,429)
Other, Net	(5,896)	(6,957)

Net Cash Used by Operating Activities	(38,741)	(162,643)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(21,140)	(34,177)
Cash Paid for Acquisition, Net of Cash Acquired	(24,757)	—
Proceeds Received on Disposition of Plant and Equipment	2,211	523
Proceeds Received on Sale of Investment	—	66,011
Other, Net	—	(503)

Net Cash Provided (Used) by Investing Activities	(43,686)	31,854

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Loans, Notes Payable and Long-Term Debt	81,650	159,920
Issuance Cost of Amended Revolver	—	(1,286)
Dividends	(10,906)	(10,901)
Stock Option Exercise Proceeds and Tax Benefits	—	991

Net Cash Provided by Financing Activities	70,744	148,724

EFFECT OF EXCHANGE RATE CHANGES	(1,749)	1,517

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(13,432)	19,452
CASH AND CASH EQUIVALENTS, Beginning	32,468	29,469

CASH AND CASH EQUIVALENTS, Ending	$19,036	$48,921